UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: August 1, 2016

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 1, 2016, Function(x) Inc. (the “Company”) entered into an employment agreement with Birame Sock, who will become the Company’s President and Chief Operating Officer.
Prior to joining the Company, Ms. Sock founded Flyscan, a real-time interactive mobile marketing platform. She was the founder and CEO of Third Solutions, Inc., a leading digital receipts company, which she founded in 2007. In 2002, Ms. Sock founded Musicphone, a wireless entertainment company, which she led until its acquisition by Gracenote, Inc. in 2007. Ms. Sock was a member of the Company’s Board of Directors since 2013, and served on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. She served as a member of the Board of Directors of CKX Inc. from 2005 until 2006, when she became a consultant for CKX Inc. and affiliated companies. Ms. Sock attended the University of Miami, where she studied computer science and broadcasting. Simultaneously with her employment with the company, Ms. Sock has resigned as a director. Under Nasdaq rules, she is no longer considered an independent director. In accordance with Nasdaq rules, the Company will have up to six months to appoint at least one other independent director so that the majority of the members of the Board of Directors will be comprised of independent directors.
Ms. Sock has no family relationships with any director, executive officer or person nominated or chosen by the Company to become director or executive officer of the Company. Ms. Sock is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Ms. Sock’s employment agreement calls for a base salary of $200,000, a sign-on bonus of $50,000 and an anticipated annual bonus of $100,000. The Company’s Compensation Committee has approved a grant to Ms. Sock of 1,000,000 restricted units of Company common stock, which will vest 1/6 at the end of every six-month period during the three-year term of her agreement.

A copy of Ms. Sock’s employment agreement is attached as Exhibit 10.12.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.    Description

10.1        Employment Agreement of Birame Sock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: August 3, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President